Exhibit 99.1
THORATEC REPORTS 34 PERCENT INCREASE IN 2008 REVENUES
COMPANY REPORTS YEAR-OVER-YEAR GROWTH OF 49 PERCENT IN
CARDIOVASCULAR DIVISION REVENUES FUELED BY INCREASED ADOPTION OF
HEARTMATE II® FOR BRIDGE-TO-TRANSPLANTATION
     (PLEASANTON, CA), February 5, 2009—Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, today said that revenues for fiscal 2008 increased 34 percent over revenues in fiscal 2007.
     For the year ended January 3, 2009, Thoratec reported revenues of $313.6 million compared with revenues of $234.8 million in fiscal 2007. Revenues for the fourth quarter of fiscal 2008 were $85.7 million, a 34 percent increase over revenues of $64.1 million in the same period a year ago.
     Net income on a GAAP basis in fiscal 2008 was $22.5 million, or $0.39 per diluted share, versus GAAP net income of $3.2 million, or $0.06 per diluted share, in fiscal 2007. Non-GAAP net income, which is described later in this press release, was $36.9 million, or $0.61 per diluted share, in fiscal 2008 compared with $18.6 million, or $0.33 per diluted share, in fiscal 2007.
     “This has been a truly extraordinary year for Thoratec, highlighted by the successful U.S. commercial launch of our HeartMate II® LVAS (Left Ventricular Assist System) for bridge-to-transplantation (BTT) and the resultant growth in revenues and earnings,” noted Gary F. Burbach, president and chief executive officer.
     “Our financial performance in 2008 was driven by an increase in Cardiovascular Division revenues of 49 percent year-over-year. We continue to see positive clinical results with the HeartMate II and better than expected adoption of the device by new centers. This demonstrates the effectiveness of our roll-out strategy designed to ensure that centers have the training and clinical support necessary to achieve successful patient outcomes.”
     The company said it added 12 new HeartMate II centers during the fourth quarter of 2008, ending 2008 with 55 new centers and a total of 101 centers in North America.
     Thoratec said it received approval from the FDA at the end of 2008 to end randomization in its Destination Therapy (DT) pivotal clinical trial for the HeartMate II. In early December, 2008, the company announced that a pre-specified interim analysis of data from the trial showed that patients implanted with the HeartMate II achieved statistically superior outcomes versus those in the control group who were implanted with the company’s HeartMate XVE. As a result, the study’s Data Safety Monitoring Board concurred with Thoratec’s plan to eliminate randomization for all additional patients enrolled in the DT study under FDA-authorized Continued Access Protocols. The company plans to file its PreMarket Approval (PMA) seeking FDA approval of the HeartMate II for DT in late May of this year, leading to an expected approval in the first half of 2010. As of January 23, 2009, there were 648 patients enrolled in the DT arm of the trial.
     “While 2008 was a year of great accomplishment, we have ambitious goals for 2009 that will further our presence in the heart failure arena,” Burbach noted. “These include achieving growing penetration with the HeartMate II and the continued addition of VAD therapy at a number of open-heart centers. Most importantly, we will be driving toward a DT approval with the filing of our PMA and subsequently releasing data from the pivotal clinical trial at a major cardiology conference in the fall.
     “In addition,” he continued, “we are looking to increase our international presence for the HeartMate II, particularly in Europe, and will lay the groundwork for a future entry into Japan. We also have important milestones in our product development programs, which strongly support the launch of the HeartMate II for DT in 2010. These include new external peripherals for the HeartMate II to enhance patient quality of life, as well as durability improvements to the percutaneous lead.
     “At our International Technidyne Corporation (ITC) Division we will be working toward the introduction of a new ProTime system in the second half of the year that we believe will increase our presence in the growing market for physician office and patient home-based anticoagulation testing. In addition, we are developing a new consolidated platform to perform coagulation, blood gas, electrolytes and chemistry tests on one instrument for hospital point-of-care testing that will be introduced in late 2010. The final primary area of focus at ITC relates to a 483 Notice of Observation report issued by the FDA in January as a result of a recent inspection of our ITC facilities in New Jersey. The report detailed a significant number of observations relating to ITC’s quality system. We have commenced implementation of a comprehensive plan to address these issues, and expect to meet with the FDA in the near future to present our plan,” Burbach added.

FINANCIAL HIGHLIGHTS
     Thoratec reported revenues of $313.6 million in 2008 versus revenues of $234.8 million in 2007. Full year revenues in fiscal 2008 were positively impacted by $9.0 million in HeartMate II stocking orders and a favorable foreign exchange impact of $ 2.2 million. Cardiovascular Division revenues were $215.0 million versus $144.2 million a year ago. Revenues at the company’s International Technidyne Corporation (ITC) division were $98.6 million versus $90.6 million a year ago. On a full year basis foreign exchange favorably impacted revenue by $2.2 million.
     The company provided a breakdown of sales by product for 2008 versus 2007. The HeartMate product line, which includes the HeartMate II and XVE, accounted for $160.8 million in sales, a 75 percent increase over sales of $91.8 million in 2007. The Thoratec product line, which includes the PVAD and IVAD, accounted for sales of $41.7 million, a four percent decline from sales of $43.3 million a year ago. CentriMag® sales in 2008 were $9.9 million, a 50 percent increase over sales of $6.6 million a year ago. Cardiovascular Division revenues in North America were $173.1 million, a 57 percent increase over revenues in North America of $110.0 million a year ago. International Cardiovascular Division revenues were $41.8 million, a 22 percent increase over $34.2 million in 2007. Of total Cardiovascular Division revenues in 2008, $164.9 million resulted from pump sales, with $47.4 million generated by sales of equipment and accessories. This compares to pump revenues of $109.1 million and equipment and accessory revenues of $32.5 million in 2007. The balance of Cardiovascular Division revenues reflects contributions from the company’s graft business.
     At ITC, revenues included $53.3 million for hospital point-of-care—including HemoChron, AVOX and IRMA—an increase of 13 percent over revenues of $47.2 million a year ago. Revenues for the alternate site business, which is primarily ProTime, were $30.0 million, a 16 percent increase over revenues of $25.8 million a year ago. Skin incision revenues were $15.3 million, a 13 percent decrease from revenues of $17.5 million a year ago. The geographical breakout of revenues at ITC was $64.2 million domestically, a three percent increase over revenues of $62.6 million in 2007, and $34.3 million internationally, a 23 percent increase over revenues of $28.0 million in 2007.
     GAAP gross margin in 2008 was 59.3 percent versus 58.0 percent a year ago. Non-GAAP gross margin, which excludes SFAS No. 123R expense and is described later in this press release, was 59.9 percent versus 58.7 percent a year ago. The year-over-year increase in gross margin is due primarily to the increase in average selling prices associated with U.S. commercial launch of the HeartMate II. This was partially offset by lower margins at ITC, related primarily to geographic and product mix, and unfavorable manufacturing variances.

     Operating expenses for 2008 and 2007 on a GAAP basis were $160.3 million and $138.5 million, respectively. On a non-GAAP basis, operating expenses in 2008 were $138.0 million versus $116.1 million a year ago. Operating expenses on a non-GAAP basis are described later in this press release. The year-over-year increase in operating expense is due primarily to product and market development initiatives, commercialization efforts around the HeartMate II and higher compensation a tax benefit of expense.
     The company’s GAAP effective tax rate for 2008 was 26.9 percent versus a tax benefit of 38.1 percent a year ago. The non-GAAP tax rate for the full year, which is described later in this press release, was 32.6 percent versus 29.0 percent in 2007. The principle cause of the rate increase in 2008 was higher income before taxes.
     On a GAAP and non-GAAP basis, the company’s convertible debt was dilutive to the company’s diluted weighted average shares outstanding for the fourth quarter and full year 2008. The company’s convertible debt was also dilutive on a non-GAAP basis for the full year 2007. The increase in dilutive shares was approximately 7.3 million shares.
     Cash and investments at the end of the quarter were $278.6 million, an increase of $60.3 million from the end of fiscal 2007. The cash and investment balance includes $30.0 million of Auction Rate Securities classified as long-term investments.
GUIDANCE FOR FISCAL 2009
     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see additional information below.
     Revenues for 2009 are projected to be in the range of $345.0 million to $355.0 million. Growth in the Cardiovascular Division is expected to be in the low-to-mid teens. This is expected to be driven by continued HeartMate II growth as Thoratec product line sales are expected to be flat to slightly down versus 2008. Revenue growth at ITC is expected to be in the mid-single digits, with growth coming from our hospital point-of-care and alternate site offerings.

     GAAP and non-GAAP gross margins are expected to be consistent with those in fiscal 2008. The continued positive impact of the HeartMate II market expansion on gross margin is expected to be offset primarily by FX rates, as well as costs associated with the introduction of new peripherals for the HeartMate product line.
     GAAP income from operations is expected to increase between 40 percent and 60 percent over 2008, while non-GAAP income from operations is expected to increase 20 to 30 percent. The increase reflects increased revenues and improved operating leverage.
     Weighted average shares outstanding are expected to be between 57 million and 58 million on a GAAP basis and 64 million and 65 million on a non-GAAP basis. We expect that our convertible debt will continue to be dilutive to non-GAAP earnings per share in 2009.
     On a GAAP basis, earnings per share includes the adoption of FSP 14-1 related to convertible instruments, an impact of approximately $0.07 per diluted share. GAAP earnings per share are expected to be $0.41 to $0.47 per diluted share. This compares to approximately $0.31 in 2008 when adjusted for FSP 14-1. Earnings per share on a non-GAAP basis are expected to be $0.70 to $0.76 per diluted share.
CONFERENCE CALL/WEBCAST INFORMATION
     Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Standard Time (4:30 p.m., Eastern Standard Time) today. The teleconference can be accessed by calling (719) 325-2390, passcode 7541788. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Thursday, February 12, 2009, via http://www.thoratec.com, or by telephone at (719) 457-0820, passcode 7541788.
GAAP TO NON-GAAP RECONCILIATION
     Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by its products and certain costs of producing that revenue, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP tax rate, non-GAAP net income, and non-GAAP EPS. These are non-GAAP financial measures under Section 101 of

Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.
     Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors’ operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company’s business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.
     Non-GAAP net income (loss) consists of GAAP net income (loss) before taxes, excluding, as applicable, share-based compensation expense under SFAS No. 123R, amortization of purchased intangibles, and the 2007 changes in the value of the make-whole provision of our convertible notes, each as adjusted by the amount of additional taxes payable or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.
     Non-GAAP EPS is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.
     Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense under SFAS No. 123R.
     Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense under SFAS No. 123R and amortization of purchased intangibles
     Non-GAAP tax rate consists of the GAAP tax rate adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.
     Management believes that it is useful in measuring Thoratec’s operations to exclude amortization of intangibles. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events. Management believes it is useful to exclude 2007 changes in the value of the make-whole provision of our convertible notes as this item is also not indicative of Thoratec’s core operating business. The make-whole provision is a non-operating item that is included in other income (expense) and is part of our financing activities in 2007.
     Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use under SFAS No. 123R, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors’ ability to review Thoratec’s business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company’s business operations.
     There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee’s compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures calculations may differ from components that our peer companies exclude when they report their results from operations.
     Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec’s financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.
     The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

     The following table includes the GAAP income statement for the three and twelve month periods ending 2008 and 2007.
THORATEC CORPORATION
Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		For the Fiscal Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
Product sales	$85,673	$64,082	$313,564	$234,780
Cost of product sales	35,106	28,364	127,566	98,516

Gross profit	50,567	35,718	185,998	136,264

Operating expenses:
Selling, general and administrative	25,803	20,092	94,142	82,044
Research and development	14,142	11,463	52,943	43,835
Amortization of purchased intangible assets	3,296	3,143	13,183	12,582

Total operating expenses	43,242	34,698	160,268	138,461

Income (loss) from operations	7,325	1,020	25,730	(2,197)
Other income and (expense):
Interest expense	(1,009)	(927)	(4,039)	(4,085)
Interest income and other	2,505	2,410	9,146	8,624

Income before income taxes	8,821	2,503	30,837	2,342
Income tax (expense) benefit	(2,471)	1,162	(8,305)	893

Net income	$6,350	$3,665	$22,532	$3,235

Net income per share
Basic	$0.11	$0.07	$0.41	$0.06

Diluted	$0.11	$0.07	$0.39	$0.06

Shares used to compute net income per share:
Basic	56,198	54,062	55,097	53,493
Diluted	64,868	55,220	63,486	54,789

The following table reconciles the specific items excluded from GAAP net income in the calculation of non-GAAP net income for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		For the Fiscal Year Ended
	January 3,	December 29,	January 3,	December 29,
Net income (loss) reconciliation	2009	2007	2009	2007
Net income (loss) on a GAAP basis	$6,350	$3,665	$22,532	$3,235
Share-based compensation expense:
- Cost of product sales	466	405	1,749	1,598
- Selling, general and administrative	1,743	2,163	6,491	7,231
- Research and development	690	715	2,626	2,585
Amortization of purchased intangibles	3,296	3,143	13,183	12,582
Litigation/make-whole provision	—	8	—	(83	) (B)
Income tax effect of non-GAAP adjustments	(2,680)	(3,484)	(9,605)	(8,510)

Net income on a non-GAAP basis	$9,865	$6,615	$36,976	$18,638

	Three Months Ended			For the Fiscal Year Ended
Diluted net income (loss) per share reconciliation	January 3,		December 29,	January 3,		December 29,
(in thousands, except per share data)	2009		2007	2009		2007
Diluted net income (loss) per share on a GAAP basis	$0.11		$0.07	$0.39		$0.06
Share-based compensation expense:
- Cost of product sales	0.01		0.01	0.02		$0.03
- Selling, general and administrative	0.02		0.04	0.10		$0.13
- Research and development	0.01		0.01	0.04		$0.05
Amortization of purchased intangibles	0.05		0.05	0.21		$0.23
Make-whole provision	—		—	—		—	(B)
Income tax effect of non-GAAP adjustments	(0.04)		(0.06)	(0.15)		(0.16)
Convertible debt dilution impact	—	(A)	(0.01)	—	(A)	(0.01	) (A)

Diluted net income per share on a non-GAAP basis	$0.16		$0.11	$0.61		$0.33

Shares used in calculation of diluted net income per share —GAAP	64,868		55,220	63,486		54,789
Shares used in calculation of diluted net income per share — Non-GAAP	64,868		62,511	63,486		62,080

(A)	The company’s total diluted share count on a non-GAAP & GAAP basis for the three months and fiscal year ended January 3, 2009 and the company’s total diluted share count on a non-GAAP basis for the three months and fiscal year ended December 29, 2007 include approximately 7.3 million shares underlying its convertible notes as they were dilutive for the respective quarter and year to date periods.

(B)	The Make-whole provision is included in Non-GAAP earnings for the three months and fiscal year ended January 3, 2009.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin in the calculation of non-GAAP gross profit and gross margin for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit
(Unaudited)
(in thousands)

	Three Months Ended				For the Fiscal Year Ended
	January 3,		December 29,		January 3,		December 29,
	2009		2007		2009		2007
Gross profit on a GAAP basis	$50,567	59.0%	$35,718	55.7%	$185,998	59.3%	$136,264	58.0%
Share-based compensation expense	466		405		1,749		1,598

Gross profit on a non-GAAP basis	$51,033	59.6%	$36,123	56.4%	$187,747	59.9%	$137,862	58.7%

The following table reconciles the specific items excluded from GAAP operating expenses in the calculation of non-GAAP operating expenses for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited)
(in thousands)

	Three Months Ended		For the Fiscal Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
Operating expenses on a GAAP basis	$43,242	$34,698	$160,268	$138,461
Share-based compensation expense:
- Selling, general and administrative	(1,743)	(2,163)	(6,491)	(7,231)
- Research and development	(690)	(715)	(2,626)	(2,585)
Amortization of purchased intangibles	(3,296)	(3,143)	(13,183)	(12,582)

Operating expenses on a non-GAAP basis	$37,513	$28,677	$137,968	$116,063

The following table reconciles the GAAP tax rate adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.
THORATEC CORPORATION
GAAP to Non-GAAP Tax Expense Reconciliation
(Unaudited)
(in thousands)

	Three Months Ended				For the Fiscal Year Ended
	January 3,		December 29,		January 3,		December 29,
	2009		2007		2009		2007
Tax (expense) benefit on a GAAP basis	$(2,471)	-28.0%	$1,162	46.4%	$(8,305)	-26.9%	$893	38.1%
Amortization of purchased intangibles	(1,318)		(1,375)		(5,273)		(5,033)
Make-whole provision	—		(2)		—		33
Share-based compensation expense and other	(1,361)		(2,107)		(4,332)		(3,510)

Tax expense on a non-GAAP basis	$(5,151)	-34.3%	$(2,322)	-26.0%	$(17,910)	-32.6%	$(7,617)	-29.0%

The following table reconciles the guidance on a GAAP and non-GAAP basis for the periods shown below:
THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)

	For the Fiscal Year Ended 2009
Gross margin	From	To
Gross margin on a GAAP basis	59.40%	59.40%
Share-based compensation expense:
- Cost of product sales	0.60%	0.60%

Gross margin on a non-GAAP basis	60.00%	60.00%

	For the Fiscal Year Ended 2009
Operating Income	From	To
Operating income on a GAAP basis	40.00%	60.00%
Share-based compensation expense:	-11.00%	-17.00%
Amortization of purchased intangibles	-9.00%	-13.00%

Operating Income on a non-GAAP basis	20.00%	30.00%

	For the Fiscal Year Ended 2009
Diluted net income per share reconciliation	From	To
Diluted net income per share on a GAAP basis	$0.41	$0.47
Share-based compensation expense:	0.17	0.17
Amortization of purchased intangibles	0.13	0.13
FSP 14-1 convertible instrument	0.04	0.03
Income tax effect of non-GAAP adjustments	(0.05)	(0.04)

Diluted net income per share on a non-GAAP basis	$0.70	$0.76

Shares used in calculation of diluted net income (loss) per share —GAAP	57,000	58,000
Shares used in calculation of diluted net income per share —non-GAAP (a)	64,000	65,000

     Thoratec is a world leader in therapies to address advanced-stage heart failure. The company’s product lines include the Thoratec® VAD (Ventricular Assist Device) and HeartMate LVAS (Left Ventricular Assist System) with more than 12,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) Division supplies point-of-care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation, and IVAD is a trademark of Thoratec Corporation. ITC, A-VOX Systems, AVOXimeter, HEMOCHRON, ProTime and IRMA are registered trademarks of International Technidyne Corporation. CentriMag is a registered trademark of Levitronix, LLC.
     Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2009 financial results, future performance or timeliness and milestones for clinical trials, contain forward-looking statements within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “projects,” “hopes,” “could,” “will,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the development of new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such products sales, the results of enrollment in and timing of clinical trials, including the HeartMate II, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address issues raised by FDA inspections adequately and on a timely basis without a resulting recall of product or interruption of manufacturing or shipment of product, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger and acquisition related activities. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K, and as may be updated in subsequent SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Contact Information:
David Smith
Executive Vice President, Chief Financial Officer
(925) 847-8600
or
Neal B. Rosen
Ruder-Finn
(415) 692-3058